Exhibit (a)(1)(B)

DELL INC.

OFFER TO PURCHASE FOR CASH

OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

UNDER THE

DELL INC. 2012 LONG-TERM INCENTIVE PLAN

AND THE

DELL INC. AMENDED AND RESTATED 2002 LONG-TERM INCENTIVE PLAN

TENDER ELECTION FORM

You must submit this tender election form to participate in the offer by Dell Inc. (“Dell” or the “Company”). You may submit this form to Dell either online through the tender offer website at www.delltenderoffer.com or by properly completing, signing and delivering a paper copy of the form by facsimile, e-mail, mail or overnight courier service in accordance with the accompanying instructions. Only tender elections that are complete, submitted and actually received by Dell before the expiration of the offer at 11:59 p.m., New York City time, on October 25, 2013 (or any later expiration date if the offer is extended) will be accepted.

Before submitting your tender election, please make sure you have received and carefully read the following documents: (a) the Offer to Purchase for Cash Outstanding Options to Purchase Common Stock under the Dell Inc. 2012 Long-Term Incentive Plan and the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “offer to purchase”), including the information incorporated by reference into the offer to purchase; (b) the communication to option holders, dated September 26, 2013; and (c) the Tender Offer FAQs. The offer to purchase, this tender election form and the other documents accompanying the offer to purchase constitute the offer made hereby.

Please direct any questions concerning the offer or requests for additional copies of the offer to purchase or accompanying documents to the Dell Offer to Purchase Service Center by e-mailing ContactUs@DellTenderOffer.com or by calling 800-752-2702 (U.S.) or +1-857-362-5936 (international). Representatives are available to help you Monday through Friday from 8:00 a.m. to 10:00 p.m., New York City time, excluding U.S. holidays.

Upon the terms and subject to the conditions of the offer, Dell is offering option holders the opportunity to tender their outstanding options granted under the Dell Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”) and the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “2002 Plan”) for cancellation in exchange for the cash payment described in the offer to purchase. Each reference in this form to the purchase of an “option” refers solely to outstanding options granted under the 2012 Plan and the 2002 Plan. Any outstanding options granted under the 2012 Plan and the 2002 Plan that are held by residents of the People’s Republic of China are excluded from the offer. Options granted under Dell stock plans other than the 2012 Plan and the 2002 Plan are not eligible to be tendered in the offer.

If you choose to tender in the offer any of your outstanding options, you must tender all outstanding options that you hold. Partial tenders of your options will not be accepted.

The offer expires at 11:59 p.m., New York City time, on October 25, 2013, unless extended by Dell. If Dell extends the period during which you may elect to participate in the offer, you will have the right to tender your options at any time until the extended period expires.

If you tender your outstanding options in the offer and later would like to withdraw your previously submitted tender, you must deliver a withdrawal election to Dell either online or in paper form before the expiration of the offer in accordance with the procedures described in the offer to purchase. If you deliver a withdrawal election, you may still re-tender your outstanding options by submitting a new tender election before the expiration of the offer.

As more fully described in the offer to purchase, Dell is making this offer pursuant to the requirements of an agreement and plan of merger, dated as of February 5, 2013 and amended as of August 2, 2013 (which, as it may be further amended from time to time, we refer to as the “merger agreement”), under which Dell will be indirectly acquired in a merger transaction (the “merger”) by Denali Holding Inc. (“Parent”), a Delaware corporation that is currently owned by Michael S. Dell, the Chairman and Chief Executive Officer of the Company, and investment funds affiliated with Silver Lake Partners, a global private equity firm. The offer is contingent on the completion of the merger and certain other conditions. If you decline to tender your options granted under the 2012 Plan and the 2002 Plan or you withdraw a tender, you will not be entitled to receive the cash payment being offered to you pursuant to the offer and will not be entitled to receive any cash payment for those options under the merger agreement. Instead, your options granted under the 2012 Plan and the 2002 Plan will be converted at the effective time of the merger into options to purchase Parent common stock on substantially the same terms and conditions (including vesting conditions) applicable to the options immediately before the effective time of the merger.

If you do not tender your options granted under the 2012 Plan and the 2002 Plan and those options are converted into options to purchase Parent common stock, the conversion of your options will have significant consequences for you. Parent was formed solely for the purpose of entering into the merger agreement and consummating the acquisition of Dell and the other transactions contemplated by the merger agreement and Parent will not have its common stock listed on any stock exchange or traded in any other public securities market. As a result, if you do not participate in the offer and your outstanding options are converted into options to purchase Parent common stock, there will be no public market for any shares of Parent common stock you will receive upon exercise of your converted options after the merger and you may find it difficult to sell such shares. Neither Parent nor Dell will be required to file reports with the Securities and Exchange Commission, and your ability as a holder of converted options to obtain financial and other information regarding Parent and Dell will be limited.

If you hold an option to purchase Parent common stock following the completion of the merger and you exercise that option, you will be required to pay the exercise price and associated taxes in cash. Your ability to obtain such cash could be adversely affected by the difficulty you may experience when attempting to sell the Parent shares acquired upon exercise.

In addition, if you do not tender your options and those options are converted into options to purchase Parent common stock, your ownership of converted options could limit your eligibility to participate in incentive compensation plans at Dell after the merger and, if you are eligible to participate in any such plans, the level of any participation by you in those plans.

For a discussion of the significant consequences of deciding not to participate in the offer, see the section in the offer to purchase entitled “Significant Consequences to Non-Participating Option Holders.”

ELECTION TO TENDER OPTIONS

By signing the signature block below, I hereby tender all of my outstanding options granted under the 2012 Plan and the 2002 Plan for cancellation in exchange for the cash payment described in the offer to purchase. BY TENDERING MY OUTSTANDING OPTIONS IN
THE OFFER, I AGREE TO ALL OF THE TERMS AND CONDITIONS OF THE OFFER.

As consideration for my receipt of the cash payment described in the offer to purchase, all of my outstanding options granted under the 2012 Plan and the 2002 Plan are hereby tendered for cancellation, unless I validly and timely withdraw this election to tender my options before
11:59 p.m., New York City time, on October 25, 2013, or on any later expiration date if the offer is extended by Dell.

Signature:

Name (Please print):

Date and Time:

E-mail Address:

IF YOU ARE SUBMITTING A PAPER COPY OF THIS FORM, PLEASE RETURN IT TO DELL NO LATER THAN 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 25, 2013, OR ON ANY LATER EXPIRATION DATE IF THE OFFER IS EXTENDED BY DELL, BY FACSIMILE, E-MAIL, MAIL OR OVERNIGHT COURIER SERVICE IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS.

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Offer

1.	Submission of Tender Election – General.

To validly tender your outstanding options granted under the 2012 Plan and the 2002 Plan in the offer, you must complete and submit your tender election either (a) online through the tender offer website at www.delltenderoffer.com or (b) by properly completing, signing and delivering to Dell a paper copy of this tender election form in accordance with these instructions.

Only tender elections that are complete, submitted and actually received by Dell before 11:59 p.m., New York City time, on October 25, 2013, or on any later date if the offer is extended by Dell (the “expiration date”), will be accepted.

If you intend to tender options in the offer, you must tender all of your outstanding options granted under the 2012 Plan and the 2002 Plan. Partial tenders of your options in the offer will not be accepted.

2.	Submission of Tender Election Online.

To submit your tender election online, you must use the tender offer website at www.delltenderoffer.com. You should follow the instructions on the website to log in to the site. The website contains information about your outstanding options and provides instructions on how to submit your tender election. If you submit a tender election online, you will be deemed to have agreed to be bound by the terms and conditions set forth in this tender election form posted on the website.

Dell expects to send to you confirmation of receipt of your online tender election by e-mail within one business day after you submit the election. If you do not receive this confirmation within one business day, you should check the status of your election by e-mailing ContactUs@DellTenderOffer.com or calling the Dell Offer to Purchase Service Center at 800-752-2702 (U.S.) or +1-857-362-5936 (international). Representatives are available to help you Monday through Friday from 8:00 a.m. to 10:00 p.m., New York City time, excluding U.S. holidays.

3.	Submission of Paper Tender Election Form.

To submit a paper copy of this tender election form, you must properly complete and sign the form in accordance with these instructions, and deliver the completed and signed form to Dell by any one of the following methods:

•	Facsimile at 866-765-8381 (toll free for U.S./Canada) or +1-416-981-8739 (international)

or

•	E-mail to ContactUs@DellTenderOffer.com

or

•	Mail to Dell’s P.O. box at:

Dell Offer to Purchase Service Center

Mailstop N-1-K, P.O. Box 9740

Providence, RI 02940-9740

or

•	Mail or overnight courier service to:

–	Dell’s address in the United States at:

Dell Offer to Purchase Service Center

Mailstop N-1-K, 1 Investors Way

Norwood, MA 02062

or

–	Dell’s address in Ireland at:

Dell Products

Human Resources Compensation & Benefits Department

Raheen Business Park

Raheen

Limerick, Ireland

or

–	Dell’s address in Singapore at:

c/o Jeff Koch

Dell Global B.V.

Singapore Branch

2 International Business Park

The Strategy Tower 2, #01-34

Singapore 609930

The delivery of this tender election form by the foregoing methods is at your risk. Delivery of this form will be deemed made only when it is actually received by Dell. In all cases, you should allow sufficient time to ensure timely delivery. Submission of a paper copy of the tender election form by any methods other than those specified above, including by hand delivery, is not permitted.

4.	Effect of Tender.

Your tender of your outstanding options in the offer pursuant to the procedures described in these instructions constitutes your acceptance of the terms and conditions of the offer. Dell’s acceptance of the outstanding options tendered for cancellation by you pursuant to the offer will constitute a binding agreement between Dell and you upon the terms and subject to the conditions of the offer.

All authority herein conferred on Dell or agreed to be conferred on Dell shall not be affected by, and shall survive, your death or incapacity, and all of your obligations hereunder shall be binding upon your heirs, personal representatives, successors and assigns.

5.	Signatures on this Tender Election Form.

If this tender election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the stock option agreement or agreements to which the options are subject, without alteration, enlargement or any change whatsoever. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change. If this form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Dell of the authority of that person to act in that capacity must be submitted with this form.

6.	Other Information on this Tender Election Form.

In addition to signing this tender election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address, if you have one.

7.	Determination of Validity; Rejection of Tendered Options; Waiver of Defects; No Obligation to Give Notice of Defects; Waiver of Conditions.

Dell will determine, in its reasonable discretion, all questions as to the form, eligibility, including time of receipt and acceptance of any tender election and any other required documents. Dell reserves the right to reject any tender election and any required documents that it determines, in its reasonable discretion, are not in proper form, or that it determines is unlawful to accept or the payment for which may be unlawful. Otherwise, and subject to the terms and conditions of the offer, it will accept proper and timely tenders of outstanding options for cancellation that are not validly withdrawn.

Dell reserves the right to waive any defect or irregularity with respect to any particular options or any particular option holder. No tender of outstanding options in the offer will be valid until all defects or irregularities have been cured by the electing option holder or waived by Dell. Neither Dell nor any other person is obligated to give notice of any defects or irregularities in your tender election, nor will anyone incur any liability for failure to give any such notice.

Dell reserves the right to waive any condition of this offer. However, if Dell waives a condition, it will be waived for all option holders.

Subject to any order or decision by a court or arbitrator of competent jurisdiction, Dell’s determination with respect to the foregoing matters will be final and binding on all parties.

8.	Acceptance of Tendered Options and Payment.

Properly tendered options accepted in accordance with the terms and conditions of the offer will be paid for promptly after the expiration of the offer, and the cash payment for such options will not be subject to any vesting conditions or otherwise be subject to forfeiture. Your election to participate in the offer will not change in any way your status as an at-will employee of Dell or any of its subsidiaries.

Dell will pay for your outstanding options accepted in the offer via payroll or by check delivered directly to you. Payment will be made in your local currency. All applicable taxes will be withheld from the payment.

Payments will be made only to the person in whose name the tendered options are held. You do not have the right to assign or transfer to another person your right to receive the cash payment due on our acceptance for payment of your tendered options under the offer.

9.	Important Tax Information.

U.S. citizens and residents should refer to the section entitled “The Offer – 15. Material U.S. Federal Income Tax Consequences” in the offer to purchase, which contains information about material U.S. federal income tax consequences of participating in the offer. Residents of or persons otherwise subject to tax in Puerto Rico or a country other than the United States should review the applicable appendix to the offer to purchase for a discussion of material non-U.S. tax consequences that may apply to such persons in the applicable jurisdiction as a result of participating in the offer.

10.	Decision Whether or Not to Tender.

You hereby acknowledge that Dell has advised you to consult with your own legal, financial and tax advisors as to the consequences of participating or not participating in the offer.